Exhibit 10.60

ADDENDUM

THIS ADDENDUM (this “Addendum”) TO THAT MASTER FACTORING AGREEMENT including that prior Addendum of even date with effective date of March 30th, 2005 (the Master Factoring Agreement with prior Addendum, the “MFA”), is made and entered into as of the 22nd day of August, 2005, by and between AEGIS COMMUNICATION GROUP, INC. a corporation organized and existing under the laws of Delaware (referred to throughout this Agreement as “you”, “your” and “yours”), and ROCKLAND CREDIT FINANCE LLC, a Maryland limited liability company (referred to throughout this Agreement as “we”, “us”, “our” and “ours”).

Whereas, you and we entered into that MFA on March 30, 2005 and other agreements pursuant to which we agreed to purchase certain of your Assigned Accounts, for valuable consideration therefore, on terms and conditions as contained therein, and

Whereas, you have requested that we finance certain of your Accounts not otherwise billed to your customers, such Accounts (the “Unbilled Accounts”) representing obligations owing by your customers notwithstanding, and

Whereas, subject to the terms and conditions of the MFA and this Addendum, we are willing to provide financing of the Unbilled Accounts.

Thererfore, for valuable consideration the sufficiency of which is hereby affirmed, the parties agree as follows:

1.	As a precondition to our performance hereunder, you shall induce Essar and/or Essar Global Limited, to whom you owe that unsecured Promissory Note obligation in the principal amount of $1.5 Million and dated July 25, 2005 (the “Essar Note”), to extend the term of payment to ninety (90) days from the expiration of this Addendum including any extensions thereof. As and if this Addendum is extended by mutual agreement, you shall induce Essar and Essar Global Limited to further extend payment of the Essar Note to such date as shall be satisfactory to us thereafter.

2.	As and when you may require financing in addition to that provided in the MFA with respect to the Assigned Accounts, you shall submit to us on a periodic basis but not more than once monthly during any month, using the Assignment and Transfer document and Schedule A thereto which documents are incorporated as attachments to the MFA, a list of the amounts of the Unbilled Accounts owed by your customers in respect of interim month accruals for which you have not previously billed such customer.

3.	Your execution and delivery of an A&T document and schedule A therefore shall constitute an assignment to us of such Unbilled Accounts.

4.	On each A&T document for Unbilled Invoices submitted to us, which document shall be executed by a designated officer of yours as to the validity and veracity of the information provided thereon, you shall list the customer, the proforma invoice number associated, the amount due with respect to such accrued performance of yours, less any offsets against such obligations, and the beginning and ending period for such accruals.

5.	You shall submit to us with each A&T and as to each Unbilled Invoice, a proforma invoice with the same information you normally would evidence on an invoice to such customer including without limitation the customer name, address, the proforma invoice number, the amount of the Unbilled Invoice and the period for which you have performed such accruals.

6.	You shall deliver to us such documents and data confirming your performance in respect of such Unbilled Invoices in the same format and using such media as you would normally with such customer.

7.	You shall take such action, as we may require, to make immediately available to us, such other documents and data evidencing your continuing performance in respect of a customer contract.

8.	You shall notify us of any changes in your contract with such customer for which we are purchasing such Unbilled Invoices from you, including any interruptions, modifications or terminations.

9.	Subject to the terms and conditions contained in the MFA in respect of Assigned Accounts, we shall confirm the validity of the Unbilled Invoices to our satisfaction.

10.	In respect of Unbilled Invoices, the Advance Rate is fifty percent (50%) and the Discount Fee and Processing Fee shall remain the same as in respect of an Assigned Account, as defined in the MFA.

11.	The Minimum Volume Fee shall not be applicable to our purchase of Unbilled Invoices.

12.	You agree that we have the right but not the obligation to purchase from you any Unbilled Invoices presented by you to us. Notwithstanding the foregoing, should we purchase Unbilled Invoices from you, the amount of Advance Payments outstanding in respect of such Unbilled Invoices shall not exceed $1 Million at any one time.

13.	This Addendum shall become effective on the date written above (the “Effective Date”), and shall continue to the earlier (the “Initial Term”) of a) December 31, 2005, or b) 120 days from the Effective Date. You may request an extension of the Initial Term of this Addendum for ninety (90) day successive periods, giving us thirty (30) days prior notice in writing. Our agreement to extend the term of this Addendum shall not be unreasonably withheld. However, if we agree to extend the term beyond the Initial Term, for each such extension, and as a precondition to our agreement to perform thereunder, you shall deliver to us a fully executed agreement from Essar or Essar Global Limited, as the case may be extending the term of the Unsecured Note to such date following our recovery of all funds owing to us pursuant to this Addendum, including the collection of Assigned Accounts associated with the Unbilled Invoices.

14.	You agree and covenant that you shall take no action to use any cash from your operations during the effective term of this Addendum (which period shall commence with the Effective Date hereof and shall continue until all obligations of yours to us with respect to your assignment and our purchase of Unbilled Accounts shall have been satisfied in their entirety) to repay any obligation you have to Essar, Essar Global Limited, Deusche Bank, or any other lender (excluding us) including any affiliate or commonly controlled company of any of them, including without limitation, payment of any of the principal owing to Essar Global Limited pursuant to the Unsecured Note in the amount of $1.5 Million.

15.	Unless and until such time that you have defaulted pursuant to the MFA, or pursuant your contract with a customer for which an Unbilled Invoice is outstanding, or your contract with such customer has been terminated, each Unbilled Invoice shall be paid in priority from a) the proceeds otherwise available to you from those Assigned Accounts purchased by us and corresponding to such Unbilled Invoice, b) the proceeds otherwise available to you from Assigned Accounts purchased by us and NOT corresponding to such Unbilled Invoice, and c) any other amounts including cash reserves we would otherwise owe to you. Upon such default or termination of your customer contract, you shall immediately purchase from us all amounts owing in respect of an Unbilled Invoice including any Advance Payment and fees associated therewith.

16.	If an Unbilled Invoice remains outstanding for a period greater than thirty (30) days from the date you assign such Account to us, you shall purchase such Unbilled Invoice from us for the amount of the Advance Payment (which shall be the Advance Rate as provided herein of 50% multiplied by the face value of each such Unbilled Invoice) and any and all fees and other costs we have incurred associated with such Unbilled Invoice.

17.	In addition to your agreement to repay obligations to us pursuant to the MFA and this Addendum, you hereby guarantee the payment, and not the collection, of all obligations of any and all of Lexi International, Inc., Interserv Services Corporation., IQI, Inc. Advanced Telemarketing Corporation, and EBA Direct, Inc. pursuant to any agreement they have or will have with us including any Master Factoring Agreement between us and them and any Addendum or amendments thereto.

18.	You hereby agree that any security interest you have granted to us pursuant to the MFA as modified or any Addendum thereto and all terms, conditions and rights granted to us and related thereto shall also be collateral for repayment of any third party guarantee you have issued to us herein.

19.	In respect of any Unbilled Invoice, any term of the MFA not otherwise modified herein shall apply to this Addendum and remain in full force and effect.

20.	This Addendum is hereby made a part of the MFA as if set forth in full therein.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first written above.

ROCKLAND CREDIT FINANCE, LLC		AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ John Fox	By	/s/ Kannan Ramasamy
	John Fox, President	Name:	Kannan Ramasamy
		Title:	President and CEO